UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 28, 2005
DYNAMICS RESEARCH CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
Massachusetts

(State or Other Jurisdiction of Incorporation)

000-023479	04-2211809

(Commission File Number)	(IRS Employer Identification No.)

60 Frontage Road Andover, Massachusetts	01810

(Address of Principal Executive Offices)	(Zip Code)
(978) 475-9090

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
Ex-10.35 Purchase & Sale Agreement
Ex-10.36 Amendment to Purchase & Sale Agreement
Ex-10.37 Lease dated December 28, 2005
Ex-10.38 Consent, Waiver & Amendment Agreement

Item 1.01. Entry into a Material Definitive Agreement.
As previously reported in Dynamics Research Corporation’s (the “Company’s”) Quarterly Report filed on Form 10-Q for the quarterly period ended September 30, 2005, the Company has been exploring a sale and leaseback transaction for the Company’s headquarters in Andover, Massachusetts. The Company expected the transaction to occur in the fourth quarter of 2005. On December 29, 2005, the Company closed the transactions contemplated by the Purchase and Sale Agreement, dated November 18, 2005, with Direct Invest Property Acquisition, LLC (“Purchaser”), as amended by the Amendment to Purchase and Sale Agreement, dated December 28, 2005, by and between the Company and the Purchaser, to sell and lease back the building, real property and certain items of personal property at the Company’s corporate headquarters in Andover, Massachusetts and the Company’s interest in certain contracts pertaining to the building, real property and personal property (the “Property”). The Company’s net proceeds from the sale of the Property, after transaction and other related costs, were approximately $19.2 million, which the Company used to repay debt obligations under the Company’s credit facility described below.
In connection with the closing of the Purchase and Sale Agreement, as amended, the Company entered into a 10-year lease agreement (the “Lease”) with Direct Invest-60 Frontage, LLC, an affiliate of the Purchaser (the “Landlord”). The Company has two five-year options to renew the Lease. Annual base rent for the initial term of the Lease is approximately $1.44 million during the first two years of the Lease, approximately $1.56 million during the third and fourth years of the Lease, approximately $1.67 million during the fifth through seventh years of the Lease, and approximately $1.73 million during the seventh through tenth years of the Lease. The Company has agreed to replace the two wastewater disposal systems on the Property prior to the end of the third lease year. The Company has agreed to post an approximately $1.03 million letter of credit at the closing and agreed to maintain the letter of credit until 45 days after the completion of the required wastewater disposal system improvements. The Landlord will be authorized to draw on the letter of credit upon the occurrence of certain events as described in the Lease. The Company will be required to pay all of the costs associated with the operation of the facilities, including costs such as taxes, insurance, utilities and maintenance. The Lease imposes certain obligations on the Company and grants certain rights to the Landlord in the event of a default by the Company on the Lease. The Lease contains other customary obligations, conditions, indemnification provisions and termination provisions associated with leases of this nature.
The foregoing summary is subject to, and qualified in its entirety by, the terms of the Purchase and Sale Agreement, attached hereto as Exhibit 10.35, the Amendment to Purchase and Sale Agreement, attached hereto as Exhibit 10.36, and the Lease, attached hereto as Exhibit 10.37.
Amendment of a Material Definitive Agreement.
On September 1, 2004, the Company entered into a secured financing agreement (the “Facility”) with its bank group to restructure and increase the Company’s credit facilities to $100.0 million, inclusive of the mortgage on the Company’s Andover, Massachusetts corporate headquarters, which had a balance of $7.9 million (the “Term Loan”) on September 1, 2004. The secured financing agreement provides for a $55.0 million, five-year term loan (the “Acquisition Term Loan”) with a seven-year amortization schedule for the purchase of the government division of Impact Innovations Group LLC, and a $37.0 million, five-year revolving credit agreement for working capital (the “Revolver”). The bank group, led by Brown Brothers Harriman & Co. as a lender and as administrative agent (when acting in such capacity, the “Administrative Agent”), also includes KeyBank National Association, TD Banknorth, NA, formerly known as Banknorth, NA, and Bank of America, NA, successor by merger to Fleet National Bank.
All of the obligations of the Company and its subsidiaries under the Facility are secured by a security interest granted to the Administrative Agent in substantially all of the assets of the Company and its subsidiaries. The Facility limits the Company’s ability to incur additional debt, pay dividends, purchase capital assets, sell or dispose of assets, make additional acquisitions or investments, or enter into new leases, among other restrictions. The terms of the Facility are more fully described in the Second Amended and Restated Loan Agreement, dated September 1, 2004, by and among the Company, all of the subsidiaries of the Company, and the bank group, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 8, 2004, and the related ancillary agreements, filed as Exhibits 10.2, 10.3, 10.4, 10.5 and 10.6 to the Company’s Current Report on Form 8-K filed on September 8, 2004, and incorporated herein by reference.
On December 28, 2005 the Company entered into a Consent, Waiver and Amendment Agreement, in which the bank group consented to the sale and leaseback transaction, and which is filed as Exhibit 10.38 to this Current Report on Form 8-K. The Consent, Waiver and Amendment Agreement required that the proceeds from the sale of the Property be remitted by the Company to the Administrative Agent, to be applied first to the outstanding interest and principal amounts under the Term Loan until repaid in full and, second, to reduce the outstanding principal balance of the Acquisition Term Loan.
Term loan
The Company’s ten-year Term Loan as amended and restated on September 1, 2004, was secured by a mortgage on the Company’s headquarters in Andover, Massachusetts. The agreement requires quarterly principal payments of $125,000, with a final payment of $5.0 million due on May 1, 2010. On December 29, 2005, the Administrative Agent applied approximately $7.29 million of the proceeds from the sale of the Property to repay in full the Term Loan.
Acquisition Term Loan
The Company used approximately $53.4 million of the $55.0 million of proceeds from the Acquisition Term Loan to complete the acquisition of Impact Innovations Group LLC. The company repaid $1.6 million of the original $55.0 million financed on September 1, 2004. The Facility requires quarterly principal payments on the Acquisition Term Loan of approximately $2 million, with a final payment of approximately $16 million on September 1, 2009. The Company has the option of selecting an interest rate for the Acquisition Term Loan equal to either: (a) the then applicable London Inter-Bank Offer Rate (the “LIBOR Rate”) plus 1.75% per annum to 3.25% per annum, depending on the Company’s most recently reported leverage ratio; or (b) the base rate as announced from time to time by the Administrative Agent (the “Base Rate”) plus 0.00% per annum to 0.50% per annum, depending on the Company’s most recently reported leverage ratio. For those portions of the Acquisition Term Loan accruing at the LIBOR Rate, the Company has the option of selecting interest periods of 30, 60, 90 or 180 days. On December 29, 2005, the Administrative Agent applied approximately $11.87 million of the proceeds from the sale of the Property to reduce the outstanding principal balance of the Acquisition Term Loan.
Revolver
The Revolver has a five-year term and is available to the Company for general corporate purposes, including strategic acquisitions. The fee on the unused portion of the Revolver ranges from 0.25% to 0.50%, depending on the Company’s leverage ratio, and is payable quarterly in arrears. The Company has the option of selecting an annual interest rate for the Revolver equal to either: (a) the then applicable LIBOR Rate plus 1.50% per annum to 3.00% per annum, depending on the Company’s most recently reported leverage ratio; or (b) the Base Rate plus 0.00% per annum to 0.50% per annum, depending on the Company’s most recently reported leverage ratio. For those portions of the Revolver accruing at the LIBOR rate, the Company has the option of selecting interest periods of 30, 60, 90 or 180 days. The Revolver matures on September 1, 2009.
Excess cash flow recapture
In addition to the principal payments required on the Acquisition Term Loan and the Term Loan, the Company was also to make annual payments on February 15 of each year, commencing in 2006. The payment amount was to be equal to 50.0% of the Company’s excess cash flow, defined as EBITDA (earnings before interest, taxes, depreciation and amortization) plus net decreases in working capital or less net increases in working capital, minus interest expense and principal payments on the Acquisition Term Loan and Term Loan, capital expenditures, and all cash taxes and cash dividends paid for the most recently completed year fiscal year, commencing with the year ended December 31, 2005. Each payment was to be applied: first, to the outstanding balance of the Revolver, provided the outstanding balance on the last day of the fiscal year compared with the outstanding balance of the Revolver on the last day of the previous fiscal year does not already reflect such a reduction; second, to the outstanding principal balance of the

Acquisition Term Loan; and lastly, to the outstanding principal balance of the Term Loan. The Consent, Waiver and Amendment Agreement deleted the provisions in the Facility requiring excess cash flow payments.
Item 1.02. Termination of a Material Definitive Agreement.
Discharge of Mortgage, Security Agreement and Assignment
On December 30, 2005, the Mortgage, Security Agreement and Assignment, dated February 10, 2000, by and among the Company and Brown Brothers Harriman & Co., as amended, was discharged by the filing of a Discharge of Mortgage, Security Agreement and Assignment with the Essex County (Northern District) Massachusetts Registry of Deeds.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit

10.35	Purchase and Sale Agreement, dated November 18, 2005, by and between Dynamics Research Corporation and Direct Invest Property Acquisition, LLC.
10.36	Amendment to Purchase and Sale Agreement, dated December 28, 2005, by and between Dynamics Research Corporation and Direct Invest Property Acquisition, LLC.
10.37	Lease, dated December 28, 2005, by and between Dynamics Research Corporation and Direct Invest-60 Frontage, LLC.
10.38	Consent, Waiver and Amendment Agreement, dated December 28, 2005, by and among Dynamics Research Corporation, Brown Brothers Harriman & Co., KeyBank National Association, TD Banknorth, NA, and Bank of America, NA.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMICS RESEARCH CORPORATION
(Registrant)

Date: January 4, 2006	By:	/s/ David Keleher David Keleher
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit
Number	Exhibit Name

10.35	Purchase and Sale Agreement, dated November 18, 2005, by and between Dynamics Research Corporation and Direct Invest Property Acquisition, LLC.
10.36	Amendment to Purchase and Sale Agreement, dated December 28, 2005, by and between Dynamics Research Corporation and Direct Invest Property Acquisition, LLC.
10.37	Lease, dated December 28, 2005, by and between Dynamics Research Corporation and Direct Invest-60 Frontage, LLC.
10.38	Consent, Waiver and Amendment Agreement, dated December 28, 2005, by and among Dynamics Research Corporation, Brown Brothers Harriman & Co., KeyBank National Association, TD Banknorth, NA, and Bank of America, NA.